                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                      ALLTRISTA CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
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         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                             ALLTRISTA CORPORATION
                  345 SOUTH HIGH STREET, MUNCIE, INDIANA 47305
                                 -------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 14, 1997
                                 -------------

    The Annual Meeting of Shareholders of Alltrista Corporation will be held at Alltrista Corporation, 345 South High Street, Suite 200, Muncie, Indiana, on Wednesday, May 14, 1997, at 8:00 a.m. (EST) for the following purposes:

    1. To elect two directors for three-year terms expiring at the Annual Meeting of Shareholders to be held in 2000;

    2. To ratify the appointment of the firm of Price Waterhouse LLP as independent accountants for 1997; and

    3. To transact any other business as properly may come before the meeting.

    Alltrista Corporation's 1997 annual meeting will be held solely to tabulate the votes cast and report the results of voting on the matters listed in this proxy statement. There will be no other business transacted, and it is not anticipated that any directors or senior executives will be in attendance.

    Only holders of Common Stock of record at the close of business on March 20, 1997 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    A Proxy Statement appears on the following pages. A copy of the Annual Report for 1996 is being mailed to you with this Notice of Annual Meeting of Shareholders and Proxy Statement.

                                              By Order of the Board of Directors
                                                            Garnet E. King
                                                          CORPORATE SECRETARY

April 8, 1997
Muncie, Indiana

                             YOUR VOTE IS IMPORTANT.
     YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY YOUR PROXY IN THE ENCLOSED ENVELOPE.

                             ALLTRISTA CORPORATION
            345 SOUTH HIGH STREET, SUITE 200, MUNCIE, INDIANA 47305

                                 -------------

                                PROXY STATEMENT
                                 APRIL 8, 1997

                                 -------------

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 14, 1997

                                 -------------

To Shareholders of Alltrista Corporation:

    This Proxy Statement and the accompanying proxy card are furnished to shareholders in connection with the solicitation by the Board of Directors of the Corporation of proxies to be voted at the Annual Meeting of Shareholders to be held on May 14, 1997, and any adjournment thereof, for the purposes stated in the accompanying notice of the meeting.

    The Corporation's 1997 annual meeting will be held solely to report the results of voting on the those matters listed in this proxy statement. There will be no other business transacted, and it is not anticipated that any directors or senior executives will be in attendance. Since becoming an independent company in 1993, shareholder attendance at the annual meeting has declined steadily. In 1996, only 33 individuals attended who were not employees, relatives of employees or company suppliers. These shareholders represented one tenth of one percent of the Corporation's total shares outstanding. Considering the expense and top management time it takes to conduct a formal meeting with presentations by senior officers and others, it will be in the best interest of shareholders to have management devote its time and attention to increasing shareholder value, rather than reiterating information appearing in the Annual Report to Shareholders of the Corporation and other shareholder communications. While there will be no formal presentations, shareholders have the right to attend the meeting. A written report of the results of the vote will be mailed to each shareholder following the meeting.

    A shareholder of the Corporation who has executed and returned a proxy may revoke it at any time before it is voted, but only by executing and returning to the Corporate Secretary at 345 South High Street, Suite 200, Muncie, IN 47305, a proxy bearing a later date, by giving written notice of revocation to the Corporate Secretary, or by attending the meeting and voting in person. Attendance at the meeting does not, by itself, revoke a proxy.

    A copy of the Annual Report to Shareholders of the Corporation, including financial statements and a description of its operations for the year 1996, has been mailed to each shareholder with this Proxy Statement. The approximate mailing date of this Proxy Statement and the accompanying proxy card is April 8, 1997.

                             ELECTION OF DIRECTORS

    Under the Corporation's Articles of Incorporation, the Board of Directors of the Corporation is divided into three classes, as nearly equal in number as possible. One of the three classes is elected each year to succeed the directors whose terms are expiring. Directors hold office until the annual meeting for the year in which their terms expire and until their successors are elected and qualified unless, prior to that time, they have resigned, retired, or otherwise left office.

    The nominees for whom the enclosed proxy is intended to be voted are set forth below. All nominees have consented to be named as candidates in the Proxy Statement and have agreed to serve if elected. It is not contemplated that any of these nominees will be unavailable for election, but if such a situation should arise, the Board of Directors may select a substitute nominee, and in that event such shares will be voted for the person so selected. If a substitute is not so selected, such shares will be voted for the election of the remaining nominees. The Board has no reason to believe that any of the nominees will be unable to serve. In accordance with the Indiana Business Corporation Law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Abstentions and broker non-votes are considered neither a vote "for" nor "against" the nominees.

    Set forth below for each director nominee and continuing director are his principal occupation and employment during the past five years and certain other information.

                   DIRECTOR NOMINEES AND CONTINUING DIRECTORS

TO BE ELECTED FOR A TERM OF THREE YEARS UNTIL THE 2000 ANNUAL MEETING (CLASS
III)

                                        DIRECTOR
          NAME                AGE         SINCE                     BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS
------------------------      ---      -----------  -------------------------------------------------------------------------------
Thomas B. Clark                   51         1994   Mr. Clark has been President and Chief Executive Officer of the Corporation
                                                    since January 1995. Mr. Clark was elected a director of the Corporation in May
                                                    1994 and served as President and Chief Operating Officer of the Corporation
                                                    from March 1994 until December 1994. From April 1993 to February 1994, Mr.
                                                    Clark served as Senior Vice President and Chief Financial Officer of the
                                                    Corporation. Mr. Clark served as Vice President of Ball Corporation from August
                                                    1992 until April 1993 and as Vice President, Communications, Planning and
                                                    Development of Ball Corporation from May 1989 until August 1992. Mr. Clark also is a director of First Merchants Corporation.
David L. Swift                    60         1993   Mr. Swift retired from Acme-Cleveland Corporation in July 1996. Before his retirement, he was Chairman, President and Chief Executive Officer of
                                                    Acme-Cleveland Corporation since January 1993. Mr. Swift served as President and Chief Executive Officer of Acme-Cleveland Corporation from April 1987 until
                                                    January 1993. Mr. Swift also serves as a director of Twin Disc. Incorporated and Cuno Incorporated.

            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
             THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.

TERMS EXPIRING AT THE 1998 ANNUAL MEETING (CLASS II)

                                        DIRECTOR
          NAME                AGE         SINCE                     BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS
------------------------      ---      -----------  -------------------------------------------------------------------------------
Robert E. Fowler, Jr.             61         1993   Mr. Fowler has been President & Chief Operating Officer of IMC Global, Inc.
                                                    since July 1996 and was elected Director and Co-President and Chief Operating
                                                    Officer of IMC Global, Inc. in March 1996. Previously, Mr. Fowler was President
                                                    and Chief Executive Officer of The Vigoro Corporation since September 1994, served as President and Chief Operating Officer of The Vigoro Corporation from
                                                    July 1993 and was a member of Vigoro's Board of Directors since August 1993.
                                                    From September 1991 to July 1993, Mr. Fowler was Chairman of the Board of
                                                    Silvestri Corporation and from September 1991 to June 1993 was President and
                                                    Chief Executive Officer of BCC Industrial Services, Inc.. Mr. Fowler also serves as a director of Anixter International and Manville Corporation.
Richard L. Molen                  56         1993   Mr. Molen was elected Chairman of Huffy Corporation in September 1994. Mr.
                                                    Molen has been President and Chief Executive Officer of Huffy Corporation since
                                                    April 1993, and has served on its Board of Directors since June 1984. From
                                                    April 1986 until April 1993, he was President and Chief Operating Officer of
                                                    Huffy Corporation. Mr. Molen also serves as a director of Huntington Bank and
                                                    Duriron Company.

TERMS EXPIRING AT THE 1999 ANNUAL MEETING (CLASS III)

                                        DIRECTOR
          NAME                AGE         SINCE                     BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS
------------------------      ---      -----------  -------------------------------------------------------------------------------
William A. Foley                  49         1995   Mr. Foley was elected Chairman of the Board of LESCO, Inc. in October 1994. Mr.
                                                    Foley joined LESCO, Inc. in July 1993 as President, Chief Executive Officer and
                                                    a director. Mr. Foley was President and Chief Executive Officer of Imperial
                                                    Wallcoverings, Inc., a wallpaper producer and a subsidiary of Collins & Aikman,
                                                    Inc., from October 1990 until February 1993. Mr. Foley also serves as a director of Libbey, Inc.
William L. Peterson               67         1993   Mr. Peterson has been Chairman of the Corporation since May 1993. Mr. Peterson was Chief Executive Officer from April 1993 until his retirement from the
                                                    Corporation in December 1994, and was President of the Corporation from April
                                                    1993 until March 1994. Mr. Peterson served as Vice Chairman and Executive Vice
                                                    President of Ball Corporation from August 1992 until April 1993 and as Vice
                                                    Chairman and Chief Financial Officer of Ball Corporation from August 1989 until
                                                    August 1992. Mr. Peterson also is a director of ANB Corporation.
Patrick W. Rooney                 61         1993   Mr. Rooney has been Chairman, President, and Chief Executive Officer of Cooper
                                                    Tire & Rubber Company since October 1994. From January 1992 until October 1994,
                                                    Mr. Rooney served as President and Chief Operating Officer of Cooper Tire &
                                                    Rubber Company. Mr. Rooney was named President and elected a director of Cooper
                                                    Tire & Rubber Company in February 1990. Mr. Rooney also serves as a director of
                                                    Huffy Corporation.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

    At the close of business on March 20, 1997, there were outstanding and entitled to vote 7,501,526 shares of Common Stock. Each share of Common Stock is entitled to one vote. Shareholders do not have cumulative voting rights with respect to the election of directors.

    So far as is known to the Board of Directors, the following table indicates the only beneficial owners of more than five percent of the Corporation's outstanding Common Stock as of March 20, 1997. The information shown below is derived from reports provided to the Corporation by the entities named below.

                                                              SHARES BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                                 OWNED            PERCENT OF CLASS
----------------------------------------------------------  ------------------------  -----------------
David L. Babson & Co. Inc.                                           463,000(1)               6.09%
 One Memorial Drive
 Cambridge, MA 02142-1300
First Manhattan Co.                                                  653,650(2)               8.60
 437 Madison Avenue
 New York, NY 10022-7002
Neuberger & Berman L.P.                                              677,650(3)               8.92
 605 Third Avenue
 New York, NY 10158-3698
The Prudential Insurance Company of America                          547,000(4)               7.20
 751 Broad Street
 Newark, NJ 07102-3777

--------------

(1) Includes 141,100 shares for which voting power is shared.

(2) Includes 67,550 shares for which beneficial ownership is disclaimed and 8,200 shares for which dispositive power is disclaimed. Of the total, 6,960 shares have sole voting and 6,950 shares have sole dispositive power with 614,430 shares for which voting power is shared and 646,700 shares for which dispositive power is shared.

(3) Includes 92,000 shares for which voting power is shared and 677,650 shares for which dispositive power is shared.

(4) Includes 87,000 shares for which voting and dispositive power is shared.

                 SECURITY OWNERSHIP BY MANAGEMENT AND DIRECTORS

    The following table lists the beneficial ownership of Common Stock of the Corporation, as of the close of business on March 20, 1997, held by director nominees, continuing directors, each of the non-director executive officers named in the Summary Compensation Table, and, all directors and executive officers as a group. Unless otherwise noted, the beneficial owner has sole voting and investment power.

                                                  SHARES
                                               BENEFICIALLY       PERCENT OF
NAME OF BENEFICIAL OWNER                         OWNED(1)           CLASS
------------------------------------------  ------------------   ------------
Kevin D. Bower............................         8,856             *
Thomas B. Clark...........................        58,907(2)          *
William A. Foley..........................           650             *
Robert E. Fowler, Jr......................         1,400             *
Jerry T. McDowell.........................        70,403             *
Larry D. Miller...........................        31,723             *
Richard L. Molen..........................         1,400             *
William L. Peterson.......................       112,931(3)           1.50
Patrick W. Rooney.........................         1,500             *
William L. Skinner........................        33,912             *
David L. Swift............................         1,900             *
All of the above and present executive
 officers as a group (11 persons).........       336,426              4.48

--------------

*   Less than 1%

(1) The shares shown include the following shares that may be purchased pursuant to stock options that are exercisable within 60 days of March 20, 1997: Mr. Bower, 8,250 shares; Mr. Clark, 28,090 shares; Mr. McDowell, 57,827 shares; Mr. Miller, 23,210 shares; Mr. Skinner, 4,062 shares; Mr. Foley, 350 shares; Mr. Fowler, 1,050 shares; Mr. Molen, 1,050 shares; Mr. Rooney, 1,400 shares and Mr. Swift, 1,400 shares.

(2) Includes 29,791 shares held in trust for which he disclaims any beneficial ownership.

(3) Includes 3,944 shares held in trust for which he disclaims any beneficial ownership.

                        CERTAIN COMMITTEES OF THE BOARD

    The standing committees of the Board of Directors are the Audit, Nominating, and Executive Compensation Committees.

AUDIT COMMITTEE
    The Audit Committee is comprised of four directors, Messrs. Swift (Committee Chairman), Foley, Peterson, and Rooney. The duties of the Audit Committee are to: (a) recommend for nomination by the Board of Directors the independent certified public accountants who shall conduct the annual audit of the Corporation; (b) assist the Board of Directors in fulfilling its fiduciary responsibilities relating to corporate accounting and reporting practices through review of accounting principles, policies, and changes thereto, financial statements, and general financial disclosure procedures; (c) maintain, through periodic meetings, a direct line of communication with the independent accountants to provide for exchanges of views and information; and (d) review management's evaluation of the adequacy of the Corporation's internal control structure and the extent to which major recommendations made by the independent accountants have been implemented. The Audit Committee met twice during 1996.

NOMINATING COMMITTEE
    The Nominating Committee is comprised of four directors, Messrs. Molen (Committee Chairman), Foley, Fowler, and Rooney. The duties of the Nominating Committee are to review and make recommendations regarding: (a) the organization and structure of the Board; (b) the candidate for Chairperson of the Board; (c) the qualifications for director candidates; (d) the candidates for election to the Board; and (e) the effectiveness of the Board and each director in the corporate governance process. The Nominating Committee met three times during 1996. The Nominating Committee seeks potential nominees for Board membership in a number of ways and will consider nominees recommended by shareholders. Any such recommendation should be in writing and addressed to the Corporate Secretary, Alltrista Corporation, 345 South High Street, Suite 200, Muncie, IN 47305.

EXECUTIVE COMPENSATION COMMITTEE
    The Executive Compensation Committee is comprised of four directors, Messrs. Fowler (Committee Chairman), Molen, Peterson, and Swift. The duties of the Executive Compensation Committee are to: (a) approve the salaries of all elected corporate officers and other employees of the Corporation, as the Board of Directors may determine and direct from time to time; (b) approve the Corporation's schedule of salary ranges and grades for all salaried employees;
(c) approve the Corporation's schedule for approval signatures to be required for salary and employee status changes; (d) approve the Corporation's incentive compensation program, including its design, administration, participation basis and participation rates, as they apply to all elected corporate officers and other employees of the Corporation, as the Board of Directors may determine and direct from time to time; (e) approve major salaried employee benefit plans and changes, thereto, including plan additions, terminations, and discontinuations;
(f) direct the administration of the Corporation's various stock option plans, restricted stock plans, and deferred compensation plans in accordance with such plans; (g) designate from time to time those officers and other key employees of the Corporation and its subsidiaries to whom option and/or restricted stock awards are to be granted, approve the number of shares to be optioned and/or granted from time to time to any individual, and determine the exercise price of the options granted; and (h) perform such other functions with respect to employee compensation as may be requested by the Board of Directors. The Executive Compensation Committee met twice during 1996.

                          BOARD OF DIRECTORS MEETINGS

    The Board of Directors met seven times during 1996. All directors of the Corporation's Board of Directors attended at least 75 percent of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which they served, except for Mr. Fowler who attended nine of the thirteen Board and Committee meetings.

                             EXECUTIVE COMPENSATION
                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

INTRODUCTION

    The Corporation's Executive Compensation Committee ("Committee") consists of four directors, all of whom have considerable experience in executive compensation issues and management development. Three of the four members of the Committee have never been an officer or employee of the Corporation, nor is there a direct or indirect relationship between any of the members of the Committee and any of the Corporation's executive officers.

    The Board of Directors of the Corporation has established certain benefit plans. These plans include the 1993 Economic Value Added Incentive Compensation Plan for Key Members of Management ("EVA Plan"), the 1996 Employee Stock Purchase Plan, the 1993 Stock Option Plan ("Stock Option Plan"), the 1993 Restricted Stock Plan ("Restricted Stock Plan"), the 1993 Deferred Compensation Plans ("Deferred Compensation Plans"), and the 1996 Stock Option Plan for Nonemployee Directors ("Director Stock Option Plan").

    The Committee has approved a compensation philosophy for the Corporation, which is described below, oversees the administration of executive programs, and annually determines compensation of the Corporation's senior management and its executive officers.

EXECUTIVE COMPENSATION PHILOSOPHY

    The basic elements of the Corporation's compensation philosophy are to provide competitive annual compensation combined with long-term reward opportunities and risks by linking management's compensation to the Corporation's success in creating value for its shareholders. The total compensation package, which includes base salary, incentive compensation and long-term incentive opportunities in the form of stock, is designed to allow the Corporation to attract, motivate, and retain top quality executive officers.

    An executive's total compensation, including the Chief Executive Officer, is determined after a subjective review of the executive's objectives and performance compared to peers within the Corporation. The Corporation also compares the pay of executives in similar positions of other manufacturing firms of similar size (based upon sales, business activity and total employment) as reflected in studies and salary surveys prepared by compensation consulting firms, which are among those most widely used. Over two-thirds of the companies in the Dow Jones Industrial - Diversified Index used in the Shareholder Return Performance section participate in one or more of the surveys. The comparison is made against a data base of many industrial corporations rather than only companies in the various industries in which the Corporation does business because the Committee believes industrial corporations generally represent the Corporation's most direct competitors for executive talent.

    The combination of base salary and target incentive compensation is intended to result in compensation ranges having an upper limit which is approximately 20% above, and a lower limit which is approximately 20% below, median levels of comparable industrial companies for equivalent positions. The target compensation level within the 20% range above and below the median for each executive, other than the Chief Executive Officer, is established based on recommendations from the Chief Executive Officer, together with the Committee's consideration of the executive's responsibilities and individual performance versus predetermined personal goals and objectives. The Committee determines the target total compensation of the Chief Executive Officer based upon the same criteria. These determinations are based primarily on subjective factors.

ANNUAL CASH COMPENSATION

    For 1996, base salaries and target incentive compensation participation rates (percentage of base salary) for the Corporation's executive officers were established by the Committee. Base salary and incentive compensation (total cash compensation) earned in 1996 by the named executive officers are reflected in the "Salary" and "Bonus" columns in the Summary Compensation Table.

    Once the appropriate target total compensation for an executive is established, base salary is determined by dividing total target compensation by the sum of one plus the executive's incentive compensation participation rate. For example, Mr. Clark's incentive compensation participation rate for 1996 was 65%. Accordingly, his base salary was calculated by dividing his target total compensation by 1.65. Consequently, when target performance as defined in the EVA Plan is attained, Mr. Clark will be paid a total compensation which equals the amount established by the Committee as appropriate for his performance when compared to executives in similar positions at other companies. Target incentive compensation participation rates are set by level of responsibility and represent a greater proportion of total compensation as the responsibility of the executive increases. As a result, senior executives have a significant portion of total compensation "at risk" and dependent on increasing economic value. The 1996 target incentive compensation for Mr. Clark was 65% of his base salary, for Mr. McDowell and Mr. Skinner 50% of their base salary, for Mr. Bower 40% of his base salary, and Mr. Miller 35% of his base salary. For the year ended December 31, 1996 incentive compensation for corporate level participants was paid at 1.36 times the target incentive compensation established under the EVA Plan.

    The EVA Plan awards incentive compensation to the Named Executive Officers, as defined below, based upon actual performance of the Corporation relative to Economic Value Added ("EVA") targets, and the awards of the individuals in each division are based on the actual performance of the respective divisions relative to their individual EVA target. The EVA Plan recognizes the correlation between changes in EVA and changes in the Corporation's market value. Generally, increases in EVA will result in total compensation which exceeds target total compensation, maintenance of EVA will result in total compensation equivalent to target total compensation, and reductions in EVA will result in total compensation which is less than target total compensation. The program applies to all key employees and all executive officers, including the Chief Executive Officer.

    Incentive compensation is not, in part or in total, discretionary, but instead is driven by actual EVA compared to an established target. The target return on invested capital ("EVA target") for any year is determined in accordance with the provisions of the EVA Plan. The EVA target for a year is a function of the prior year's target, adjusted up or down depending on the prior year's actual performance versus the prior year's target, i.e., if actual performance exceeds target, the target for the following year is increased by a portion of such excess; if actual performance is less than target, the target for the following year is reduced by a portion of such shortfall. This adjustment process is carried out according to a specific formula and is not discretionary. The purpose of the EVA Plan is to encourage sustained value creation by the management of the Corporation by establishing a direct link between EVA achieved and incentive compensation payments. This approach establishes a link between shareholder value and incentive compensation.

LONG-TERM EVA PLAN COMPENSATION

    There is no maximum on the annual amount of incentive compensation which can be earned; however, incentive compensation earned in any year in excess of two times the individual's target incentive compensation is accrued in a contingent "bank." The amount of incentive compensation earned in a year may be negative, in which case such negative amount is applied against any positive bank balance resulting from prior years' performance, and may result in a negative bank balance. One-third of the beginning of the year bank balance, after consideration of any negative incentive compensation from the current year, is paid to the individual in combination with the current year's incentive compensation. Positive bank balances remain completely at risk at all times except in the event of death or disability. A positive bank balance at death or disability will be paid in full without adjustments for negative performance in the first full year following such death or disability. Upon retirement, the bank balance will be paid in full after adjustments for any negative performance in the year following the year of retirement. The bank balance will be forfeited upon any other termination of employment.

    Certain participants in the EVA Plan, which include all of the Named Executive Officers, may elect to receive in cash all or any part of the incentive compensation payable, with the remaining portion deferred under various deferred compensation options selected by the participant. The participant may elect to have the deferrals paid at a future date, either in a lump sum or in up to fifteen substantially equal annual installments.

LONG-TERM, EQUITY-BASED INCENTIVE COMPENSATION

    Under the Corporation's Stock Option Plan, stock options are granted to the Corporation's executive officers and other key employees. The Committee has set guidelines which determine the number of shares to be granted and the frequency of stock option awards. These guidelines, which are applicable to all participants including the Chief Executive Officer, provide that awards will generally be based upon the employee's position within the Corporation and a subjective review of the employee's performance. Any such decision would be subjective in nature and not based upon any objective factors. The stock option awards to each individual are not conditioned on the number of previously granted options. However, in no event shall the total stock option grants in any year exceed 1% of shares outstanding. All awards are made by the Committee which has the discretion to elect not to award stock option grants. Stock options are granted with an exercise price equal to the closing market price of the Common Stock on the date of the grant and become exercisable at a rate of 25% annually beginning on the first anniversary of the grant.

    The Corporation's Restricted Stock Plan allows the Committee to award grants of shares of restricted stock to select key employees, including the Named Executive Officers but primarily under circumstances associated with initial employment or a significant increase in responsibility. Mr. Clark, Chief Executive Officer, holds no restricted stock. Among other restrictions, the Restricted Stock Plan requires that any stock issued under the Plan on which the restrictions have not lapsed must be returned to the Corporation if the employee's employment with the Corporation is terminated for any reason other than death or disability. These restrictions lapse at a rate of 20% annually beginning on the first anniversary of the award. The holders of restricted stock have a right to vote the shares and receive dividends, if declared.

    In 1996, Mr. Clark received options for 7,000 shares as described in the Option Grants in 1996 table.

    The Committee believes that the total compensation package has been designed to motivate executive officers and focus on increasing the market value of the Corporation's Common Stock. The following tables reflect the compensation structure being pursued by the Committee.

Respectfully submitted.                Executive Compensation Committee
                                       Robert E. Fowler, Jr., CHAIRMAN
                                       Richard L. Molen
                                       William L. Peterson
                                       David L. Swift

                           SUMMARY COMPENSATION TABLE

    The following table sets forth a summary of the annual and long-term compensation of the Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers") of the Corporation for the year ended December 31, 1996 for services in all capacities to the Corporation.

                                                                                  LONG TERM COMPENSATION
                                                                           -------------------------------------
                                                                                    AWARD
                                                     ANNUAL COMPENSATION   ------------------------    PAYOUT
                                                                           RESTRICTED   SECURITIES   -----------
                                                     --------------------     STOCK     UNDERLYING      LTIP          ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR      SALARY    BONUS(1)     AWARDS       OPTIONS    PAYOUTS(3)    COMPENSATION(4)
----------------------------------------     ---     ---------  ---------  -----------  -----------  -----------  -----------------
Thomas B. Clark                             1996     $ 239,230  $ 210,630           0        7,000    $  10,888       $  18,971
 President and Chief                        1995       220,000  $ 153,360           0        7,000       16,333          18,523
 Executive Officer                          1994       175,384    173,460           0        5,000       24,500          15,390
Kevin D. Bower                              1996       110,769     60,101           0        2,500        2,903           7,233
 Vice President of Finance                  1995       102,231     41,675           0        2,500        4,356           6,544
 and Controller                             1994        91,002     48,567           0        2,500        6,534           5,830
Jerry T. McDowell(2)                        1996       181,538    123,053           0        5,000       25,459          26,409
 Senior Vice President                      1995       170,000     98,845           0        4,500       38,189          21,391
 and Chief Operating
 Officer
Larry D. Miller                             1996       105,807     50,309           0        2,000        4,914          14,583
 Vice President,                            1995       102,805     42,051           0        2,000        7,372          14,061
 Communications and Investor Relations      1994        99,620     63,366           0        2,000       11,058          13,933
William L. Skinner                          1996       146,730    100,365           0        2,500        9,800          14,793
 Senior Vice President,                     1995       145,572     85,069           0        3,000       14,700          14,162
 Administration and Corporate               1994       140,754    128,086           0        3,250       22,050          13,971
 Development

--------------
(1) Excludes amounts that were paid from the officer's banked amounts under the Corporation's EVA Plan for prior performance.

(2) Mr. McDowell was elected Senior Vice President and Chief Operating Officer effective January 1, 1995. Previously, Mr. McDowell served as President of the Corporation's Zinc Products division.

(3) Represents amounts paid from the "bank" (See "Report of The Executive Compensation Committee, Long-Term EVA Plan Compensation").

(4) The amounts shown in the All Other Compensation column for 1996 are comprised as follows:

        Mr. Clark -- above-market interest on deferred compensation account, $6,798; life insurance premiums, $1,368; long term disability premiums, $1,805; the Corporation's match on the employee's 401(k) contribution, $4,500; the Corporation's additional contribution to the employee's 401(k), $4,500.

        Mr. Bower -- life insurance premiums, $1,010; long term disability premiums, $759; the Corporation's match on the employee's 401(k) contribution, $3,314; the Corporation's additional contribution to the employee's 401(k), $1,500; the Corporation's contribution to Employee Stock Purchase Plan, $650.

        Mr. McDowell -- above-market interest on deferred compensation account, $12,457; life insurance premiums, $1,368; long term disability premium, $1,334; the Corporation's match on the employee's 401(k) contribution, $4,500; the Corporation's additional contribution to the employee's 401(k), $6,750.

        Mr. Miller -- life insurance premiums, $964; long term disability premiums, $699; the Corporation's match on the employee's 401(k) contribution, $3,170; the Corporation's additional contribution to the employee's 401(k), $9,750.

        Mr. Skinner -- life insurance premiums, $1,338; long term disability premiums, $1,078; the Corporation's match on the employee's 401(k) contribution, $4,427; the Corporation's additional contribution to the employee's 401(k), $6,750; the Corporation's contribution to Employee Stock Purchase Plan, $1,200.

                             OPTION GRANTS IN 1996

    The following table summarizes the grants of stock options awarded during 1996 under the Corporation's Stock Option Plan to the Named Executive Officers.

                                               INDIVIDUAL GRANTS
----------------------------------------------------------------------------------------------------------------
                                                     NUMBER OF       PERCENTAGE OF TOTAL
                                                    SECURITIES       OPTIONS GRANTED TO   EXERCISE                  GRANT DATE
                                                    UNDERLYING       EMPLOYEES IN FISCAL    PRICE    EXPIRATION      PRESENT
NAME                                            OPTIONS GRANTED(1)          1996           ($/SH.)     DATE(2)       VALUE(3)
----------------------------------------------  -------------------  -------------------  ---------  -----------  --------------
Thomas B. Clark...............................           7,000                9.89%       $  21.25      3/11/06     $   63,910
Kevin D. Bower................................           2,500                3.53           21.25      3/11/06         22,825
Jerry T. McDowell.............................           5,000                7.06           21.25      3/11/06         45,650
Larry D. Miller...............................           2,000                2.83           21.25      3/11/06         18,260
William L. Skinner............................           2,500                3.53           21.25      3/11/06         22,825

--------------

(1) Options were granted on March 11, 1996, and are exercisable in 25 percent increments beginning one year from the date of grant and each year thereafter.

(2) Subject to earlier expiration if the executive officer ceases to be an employee of the Corporation.

(3) The Corporation used the Black-Scholes model of option valuation to determine the grant date present value of $9.13 per share for options granted during 1996. Calculations for the Named Executive Officers are based on a 7.5 year term which reflects the Corporation's experience that its options, on average, are outstanding for 7.5 years from the date of grant. Other assumptions used for the valuation are: risk-free rate of return of 6.31%; estimated future dividend yield of 0.0%; and volatility of 21.24%. The value ultimately realized, if any, from the actual exercise of the options will depend on the amount the market price of the stock exceeds the exercise price on the date of exercise.

                      AGGREGATED OPTION EXERCISES IN 1996
                       AND FISCAL YEAR-END OPTION VALUES

    The following table summarizes the stock options exercised during 1996 and the stock options outstanding on December 31, 1996 for the Named Executive Officers.

                                                                      NUMBER OF SECURITIES
                                                                     UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                           OPTIONS AT             IN-THE-MONEY OPTIONS
                                            SHARES                     DECEMBER 31, 1996        AT DECEMBER 31, 1996(2)
                                          ACQUIRED ON    VALUE     --------------------------  --------------------------
NAME                                       EXERCISE    REALIZED(1) EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------  -----------  ----------  -----------  -------------  -----------  -------------
Thomas B. Clark.........................         -0-   $        0      21,465        16,625     $ 246,648     $  88,625
Kevin D. Bower..........................         -0-          -0-       5,250         6,750        52,031        39,531
Jerry T. McDowell.......................         -0-          -0-      53,452        11,125       744,533        59,125
Larry D. Miller.........................       2,600       37,830      20,585         5,625       275,255        34,437
William L. Skinner......................      13,241      120,228           0         8,249             0        52,509

--------------

(1) Before taxes.

(2) Before taxes. The dollar value reported is based on the difference between the exercise price of the option outstanding and the market price of Alltrista Common Stock at the close of trading on December 31, 1996. The closing market price on that date was $25.75 per share.

                         CHANGE IN CONTROL ARRANGEMENTS

    The Corporation has change in control severance agreements with the Named Executive Officers. The agreements are effective on a year-to-year basis and would provide severance benefits in the event of both a change in control of the Corporation and an actual or constructive termination of employment within two years after a change in control. Under the agreements, a "change in control" can occur by virtue, in general terms, of an acquisition by any person of 30 percent or more of the Corporation's voting shares; a merger in which the shareholders of the Corporation before the merger own 50 percent or less of the Corporation's voting shares after the merger; shareholder approval of a plan of liquidation or to sell or dispose of substantially all of the assets of the Corporation; and if, during any two-year period, directors at the beginning of the period fail to constitute a majority of the Board of Directors. "Actual termination" is any termination other than by death or disability, by the Corporation for cause, or by the executive other than for constructive termination. "Constructive termination" means, in general terms, any significant reduction in duties, compensation or benefits or change of office location from those in effect immediately prior to the change in control, unless agreed to by the executive.

    The severance benefits payable, in addition to base salary and incentive compensation accrued through the date of termination, shall include (i) three times current annual base salary and target incentive compensation; (ii) the bargain element value of then outstanding stock options; (iii) an amount equal to the employer and matching contributions the individual would have received under the Corporation's defined contribution plans for a period of 3 years; (iv) life, disability, accident and health benefits for a period of 35 months; (v) the amount of any "bank" balance of the individual under the Corporation's EVA Plan; (vi) outplacement services; and (vii) legal fees and expenses reasonably incurred in enforcing the agreements. In February 1997, the Corporation entered into amended agreements with the Named Executive Officers. The amendments have the effect of changing the factor in clause (i) from two to three, clarifying the benefit relating the Corporation's defined contribution plans, adding the coverage of any "bank" balance under the Corporation's EVA Plan and including a tax gross-up feature for the benefit of the participating individuals in the event that excise tax is payable by the individual under applicable provisions of the Internal Revenue Code.

    The agreements were not entered into in response to any effort to acquire control of the Corporation, and the Corporation is not aware of any such effort.

                            DIRECTORS' COMPENSATION

    A non-employee director who serves as Chairman of the Board will receive as compensation an annual retainer of $36,000, plus meeting fees at the same rate as those for other non-employee directors. Directors who are not employees of the Corporation receive as compensation an annual retainer of $12,000 and an annual fee of $1,500 for serving as chairman of a Board committee. In addition, non-employee directors will be paid a fee of $750 for attendance at each Board of Directors' meeting, $600 per day for attendance at one or more committee meetings, $625 for participation in a telephonic Board of Directors' meeting, and $500 for participation in a telephonic committee meeting. Directors who are also employees of the Corporation receive no additional compensation for their service on the Board or on any Board committee.

    The 1993 Directors Stock Option Plan authorized the grant of an option to acquire 350 shares of the Corporation's Common Stock on April 30 of each year to each non-employee director. Messrs. Foley, Fowler, Molen, Rooney and Swift each received 350 share grants in 1996. The exercise price for each share of the Corporation's Common Stock subject to the option granted to such director will be equal to the fair market value of a share of the Corporation's Common Stock as of the date such option is granted. The option will be a nonqualified option and will expire ten years after the date it is granted. The option will become exercisable at the earlier of one year subsequent to the date the option was granted or upon the optionee's death, disability or attainment by the optionee of age 70.

    Subsequent to the stock option grant in 1996, the shareholders approved the 1996 Stock Option Plan for Non-employee Directors that authorizes the grant of an option to acquire 1,000 shares of the Corporation's Common Stock on April 30 of each year to each non-employee director. The terms and conditions of the Plan are identical to the 1993 Directors Stock Option Plan.

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

    Set forth below is a graph comparing the shareholder return from March 24, 1993, the day the Corporation Common Stock began trading on Nasdaq, through December 31, 1996 for the Corporation, the Dow Jones Equity Market Index, and the Dow Jones Industrial - Diversified Index. The graph assumes that the beginning value of the Common Stock of the Corporation on each index was $100.

        COMPARISON OF CUMULATIVE TOTAL RETURN AMONG ALLTRISTA, DOW JONES EQUITY MARKET INDEX AND DOW JONES INDUSTRIAL - DIVERSIFIED INDEX

                                     [LOGO]

                                          MARCH 24,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                            1993          1993           1994           1995           1996
ALLTRISTA...............................    $100          $103           $120           $109           $156
D.J. EQUITY.............................    $100          $106           $107           $148           $183
D.J. INDUSTRIAL -- DIVERSIFIED..........    $100          $111           $102           $133           $172

    The Dow Jones Industrial - Diversified Index was selected for comparison purposes since the Corporation is a multi-industry company. This index is comprised of companies that participate in two or more industries in the industrial market sector or whose products are used in many different industries.

     ACTIVITIES AND RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    During 1996, Price Waterhouse LLP rendered audit and nonaudit services to the Corporation. Audit services included examinations of the consolidated financial statements and statutory financial statements required to be filed, reviews of quarterly financial data and filings with the Securities and Exchange Commission, and consultations relating to the application of generally accepted accounting principles to transactions into which the Corporation entered or was contemplating. Nonaudit services included advice and consultations relating to asset purchases then being considered by the Corporation and assistance in evaluating alternative management and production accounting methodologies. Representatives of Price Waterhouse LLP are not expected to be present at the Annual Meeting of Shareholders, and thus will not be available to respond to questions from, and to make a statement, to the shareholders.

    The Board of Directors recommends that the shareholders vote for ratification of the appointment of Price Waterhouse LLP as independent public accountants for 1997. If the appointment of Price Waterhouse LLP is not ratified by the shareholders, the Audit Committee will select another firm of independent public accountants for 1997.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
            RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP
                      AS INDEPENDENT ACCOUNTANTS FOR 1997.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

    The Corporation believes that during 1996 its executive officers and directors complied with all Section 16 filing requirements under Section 16(a) of the Securities Exchange Act of 1934.

                             SHAREHOLDER PROPOSALS

    Proposals of shareholders intended to be presented at the 1998 Annual Meeting must be in writing and received by the Corporate Secretary at the Corporation's principal executive offices, 345 South High Street, Suite 200, Muncie, IN 47305, by December 1, 1997, for inclusion in the Corporation's 1998 Proxy Statement.

                         SOLICITATION AND OTHER MATTERS

    The cost of soliciting proxies will be paid by the Corporation. In addition to solicitations by mail, some directors, officers and regular employees of the Corporation, without extra remuneration, may conduct solicitations by telephone, facsimile and personal interview. The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and annual reports to the beneficial owners of Common Stock. In addition, the Corporation has engaged Beacon Hill Partners, Inc. to assist it in the solicitation of proxies, for a fee of approximately $2,500 plus out-of-pocket expenses.

    As of the date of this Proxy Statement, the Board of Directors of the Corporation has no knowledge of any matters to be presented for consideration at the meeting other than those referred to above. However, persons named in the accompanying form of proxy shall have the authority to vote such proxy as to any other matters which do properly come before the meeting and as to matters incidental to the conduct of the meeting, according to their discretion.

                                          By Order of the Board of Directors
                                          Garnet E. King
                                          CORPORATE SECRETARY

April 8, 1997
Muncie, Indiana

                                     [LOGO]

   ALLTRISTA CORPORATION                          PROXY/VOTING INSTRUCTION CARD
   345 SOUTH HIGH STREET, MUNCIE, INDIANA 47305
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

P  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
R  MEETING ON MAY 14, 1997.
O
X  The undersigned hereby appoints Jerry T. McDowell, Larry D. Miller, William
Y L. Skinner, and each or any of them as Proxies, with full power of substitution, to vote all shares of Alltrista Corporation Common Stock entitled to be voted by the undersigned for the election of directors and on Proposal 2 referred to on the reverse side of this Proxy Card and described in the Proxy Statement, and on any other business as properly may come before the Annual Meeting of Shareholders on May 14, 1997, or any adjournment thereof.

   THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

   Election of two Directors. Nominees are:
   Thomas B. Clark, David L. Swift

   YOU ARE ENCOURAGED TO SPECIFY YOUR VOTES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE.

   PLEASE SIGN AND DATE ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

                                                                           1929
/X/  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS 1 AND 2.

-------------------------------------------------------------------------------
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
-------------------------------------------------------------------------------

                                  FOR       WITHHELD AUTHORITY FOR ALL NOMINEES
1. Election of Directors.         / /                      / /

To withhold authority to vote for any specific nominee(s), mark the "FOR" box and write the name of each such nominee for whom you are withholding authority to vote on the line provided below

-------------------------------------------------------------------------------

2. Proposal to approve the appointment of Price     FOR     AGAINST     ABSTAIN
   Waterhouse LLP as the independent public         / /       / /         / /
   accountants of the Corporation.

3. In their discretion, the proxies are authorized to vote upon such other business as properly may come before the meeting.

Please sign exactly as name appears at left. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

-------------------------------------------------------------------------------
Signature                                                      Date

-------------------------------------------------------------------------------
Signature (if held jointly)                                    Date